LifeVantage Terminates A Distributor
Salt Lake City, Utah, Nov. 20, 2013 - LifeVantage Corporation (Nasdaq: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, today announced that, at the unanimous recommendation of its Board of Directors, it has terminated for cause its relationship with Jason Domingo and Ovation Marketing Group, Inc., one of the Company’s lead distributors. The Company also announced that it has filed suit against Mr. Domingo and Ovation in Federal Court in the State of Utah for breach of contract and misappropriation of trade secrets.
“We are absolutely committed to vigorously protecting the businesses of our loyal independent distributors,” said LifeVantage President and Chief Executive Officer Douglas C. Robinson. Mr. Robinson continued, “Our Board of Directors believes that this action is appropriate in light of Mr. Domingo’s actions and is critical to protect the interests of the entire LifeVantage family, including distributors, employees, preferred customers and investors.”
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science-based network marketing company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, Utah.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “anticipates,” “look forward to,” “should” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the termination of this distributorship will have on our business going forward. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others the risk factors discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Public Relations Contact:
John Genna (801) 432-9172
Vice President of Marketing & Communications

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (310) 954-1105
Senior Managing Director, ICR, LLC